EXHIBIT 21

HARRIS TEETER SUPERMARKETS, INC.

Affiliated Companies

As of November 15, 2013

Listed below are the domestic subsidiaries of Harris Teeter Supermarkets, Inc., (the “Registrant”) all of which are wholly owned and are owned directly by the Registrant, unless otherwise indicated.

Subsidiary

State of Incorporation

Harris Teeter, Inc.(2)

North Carolina

Harris Teeter Properties, LLC(1)

North Carolina

Harris-Teeter Services, Inc.(1)

North Carolina

HTTAH, LLC(1)

North Carolina

HTP Relo, LLC(1)

North Carolina

Ruddick of Delaware, Inc.

Delaware

Ruddick Operating Company, LLC

Delaware

RDK Investments Company(2)

North Carolina

__________

(1) Owned by Harris Teeter, Inc.

(2) Owned by Ruddick Operating Company

In the normal course of business, RDK Investments Company and Harris Teeter Properties LLC from time to time makes investments in corporations and partnerships that may result in ownership of capital stock or other interests as an investment.